Exhibit 4.2

MOLECULAR DATA INC.

Number	Class A Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into

(i) 550,000,000 Class A Ordinary Shares of a par value of US$0.00005 each;

(ii) 350,000,000 Class B Ordinary Shares of a par value of US$0.00005 each; and

(iii) 100,000,000 Shares of a par value of US$0.00005 each

THIS IS TO CERTIFY THAT                     is the registered holder of                     Class A Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the      day of            20    by:

DIRECTOR